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                       SECURITIES AND EXCHANGE COMMISSION

                              WASHINGTON, DC 20549

                              -------------------
                                  SCHEDULE 13G

                                 (RULE 13D-102)

 INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13D-1(b), (c) and (d) AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13D-2(b)

                               (AMENDMENT NO. 1)*

                              -------------------
                              ISTAR FINANCIAL INC.
                                (Name of Issuer)

                         COMMON STOCK, PAR VALUE $0.001
                         (Title of Class of Securities)

                                   85569R 104
                                 (CUSIP Number)
                              -------------------

                               DECEMBER 31, 2003

                              -------------------
             (Date of Event which Requires Filing of this Statement)

     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

                               [ ]  Rule 13d-1(b)
                               [X]  Rule 13d-1(c)
                               [ ]  Rule 13d-1(d)

          *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

          The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                     Page 1
                                  of 13 pages

                         (Continued on following pages)

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                                                              Page 2 of 13 pages

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CUSIP NO. 85569R 104                  13G

--------------------------------------------------------------------------------
1 NAMES OF REPORTING PERSONS/I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

          SOFI-IV SMT Holdings, L.L.C.

--------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                      (a)    [X]
                                                                      (b)    [ ]

--------------------------------------------------------------------------------
3         SEC USE ONLY

--------------------------------------------------------------------------------
4         CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware

--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

 NUMBERS OF             2,500,000
   SHARES
BENEFICIALLY      --------------------------------------------------------------
  OWNED BY        6     SHARED VOTING POWER
    EACH
  REPORTING             0
PERSON WITH
                  --------------------------------------------------------------
                  7     SOLE DISPOSITIVE POWER

                        2,500,000

                  --------------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        0

--------------------------------------------------------------------------------

9                 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  2,500,000

--------------------------------------------------------------------------------

10                CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
                  SHARES                                                     [ ]

--------------------------------------------------------------------------------

11                PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                  2.4%

--------------------------------------------------------------------------------

12                TYPE OF REPORTING PERSON

                  OO

--------------------------------------------------------------------------------
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                                                              Page 3 of 13 pages

--------------------------------------------------------------------------------

CUSIP NO. 85569R 104                  13G
--------------------------------------------------------------------------------

1 NAMES OF REPORTING PERSONS/I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

          Starwood Opportunity Fund IV, L.P.

--------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                      (a)    [X]
                                                                      (b)    [ ]

--------------------------------------------------------------------------------
3         SEC USE ONLY

--------------------------------------------------------------------------------
4         CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware

--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

 NUMBERS OF             0
   SHARES
BENEFICIALLY      --------------------------------------------------------------
  OWNED BY        6     SHARED VOTING POWER
    EACH
  REPORTING             2,500,000 (includes all shares beneficially owned by
PERSON WITH             SOFI-IV SMT Holdings, L.L.C.)
                  --------------------------------------------------------------
                  7     SOLE DISPOSITIVE POWER

                        0

                  --------------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        2,500,000 (includes all shares beneficially owned by SOFI-IV SMT Holdings, L.L.C.)
--------------------------------------------------------------------------------
9                 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  2,500,000 (includes all shares beneficially owned by
                  SOFI-IV SMT Holdings, L.L.C.)
--------------------------------------------------------------------------------
10                CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
                  SHARES                                                     [ ]

--------------------------------------------------------------------------------
11                PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                  2.4%

--------------------------------------------------------------------------------
12                TYPE OF REPORTING PERSON

                  PN

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

CUSIP NO. 85569R 104                  13G                     PAGE 4 OF 13 PAGES
--------------------------------------------------------------------------------
1 NAMES OF REPORTING PERSONS/I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

          SOFI IV Management, L.L.C.

--------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                      (a)    [X]
                                                                      (b)    [ ]

--------------------------------------------------------------------------------
3         SEC USE ONLY

--------------------------------------------------------------------------------
4         CITIZENSHIP OR PLACE OF ORGANIZATION

          Connecticut

--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

 NUMBERS OF             0
   SHARES
BENEFICIALLY      --------------------------------------------------------------
  OWNED BY        6     SHARED VOTING POWER
    EACH
  REPORTING             2,500,000 (includes all shares beneficially owned by
PERSON WITH                       SOFI-IV SMT Holdings, L.L.C.)
                  --------------------------------------------------------------
                  7     SOLE DISPOSITIVE POWER

                        0

                  --------------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        2,500,000 (includes all shares beneficially owned by
                                  SOFI-IV SMT Holdings, L.L.C.)
--------------------------------------------------------------------------------
9                 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  2,500,000 (includes all shares beneficially owned by
                            SOFI-IV SMT Holdings, L.L.C.)
--------------------------------------------------------------------------------
10                CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
                  SHARES                                                     [ ]

--------------------------------------------------------------------------------
11                PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                  2.4%

--------------------------------------------------------------------------------
12                TYPE OF REPORTING PERSON

                  OO

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

CUSIP NO. 85569R 104                  13G                     Page 5 of 13 pages

--------------------------------------------------------------------------------
1 NAMES OF REPORTING PERSONS/I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

          Starwood Capital Group, L.L.C.

--------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                      (a)    [X]
                                                                      (b)    [ ]

--------------------------------------------------------------------------------
3         SEC USE ONLY

--------------------------------------------------------------------------------
4         CITIZENSHIP OR PLACE OF ORGANIZATION

          Connecticut

--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

 NUMBERS OF             8,000
   SHARES
BENEFICIALLY      --------------------------------------------------------------
  OWNED BY        6     SHARED VOTING POWER
    EACH
  REPORTING             2,500,000 (includes shares beneficially owned by
PERSON WITH                       SOFI-IV SMT Holdings, L.L.C.)
                  --------------------------------------------------------------
                  7     SOLE DISPOSITIVE POWER

                        8,000

                  --------------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        2,500,000 (includes shares beneficially owned by
                                  SOFI-IV SMT Holdings, L.L.C.)
--------------------------------------------------------------------------------
9                 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  2,508,000 (includes shares beneficially owned by
                            SOFI-IV SMT Holdings, L.L.C.)
--------------------------------------------------------------------------------
10                CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
                  SHARES                                                     [ ]

--------------------------------------------------------------------------------
11                PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                  2.4%

--------------------------------------------------------------------------------
12                TYPE OF REPORTING PERSON

                  OO

--------------------------------------------------------------------------------

                                                              Page 6 of 13 pages


--------------------------------------------------------------------------------

CUSIP NO. 85569R 104                  13G

--------------------------------------------------------------------------------
1 NAMES OF REPORTING PERSONS/I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

          Barry S. Sternlicht

--------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                      (a)    [X]
                                                                      (b)    [ ]

--------------------------------------------------------------------------------
3         SEC USE ONLY

--------------------------------------------------------------------------------
4         CITIZENSHIP OR PLACE OF ORGANIZATION

          United States

--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

 NUMBERS OF             2,569,617
   SHARES
BENEFICIALLY      --------------------------------------------------------------
  OWNED BY        6     SHARED VOTING POWER
    EACH
  REPORTING             2,508,000 (includes shares beneficially owned by SOFI-IV
PERSON WITH             SMT Holdings, L.L.C. and Starwood Capital Group, L.L.C.)
                  --------------------------------------------------------------
                  7     SOLE DISPOSITIVE POWER

                        2,569,617

                  --------------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        2,508,000 (includes shares beneficially owned by SOFI-IV SMT Holdings, L.L.C. and Starwood Capital Group, L.L.C.)

--------------------------------------------------------------------------------
9                 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  5,077,617 (includes shares beneficially owned by SOFI-IV SMT Holdings, L.L.C. and Starwood Capital Group, L.L.C.)

--------------------------------------------------------------------------------
10                CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
                  SHARES                                                    [ ]

--------------------------------------------------------------------------------
11                PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                  4.8%

--------------------------------------------------------------------------------
12                TYPE OF REPORTING PERSON

                  IN

--------------------------------------------------------------------------------

                                                              Page 7 of 13 pages



ITEMS 1-3 (OTHER THAN ITEM 2(d)) AND 6-10:

Reference is hereby made to the statement on Schedule 13G filed with the Securities and Exchange Commission on November 21, 2003 (the "Schedule 13G"). Capitalized terms used herein but not defined have the meaning given them in the
Schedule 13G.

Item 2(d) to the Schedule 13G is hereby amended and restated as follows:

ITEM 2(d). TITLE OF CLASS OF SECURITIES:

This Schedule 13G is being filed with respect to the common stock, par value $0.001 per share (the "Common Stock"), of iStar Financial Inc. The Reporting Persons' percentage ownership of Common Stock is based on 106,434,366 shares of Common Stock being outstanding.

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

If this statement is being filed to report the fact that as of the date hereof the Reporting Persons have ceased to be the beneficial owner of more than five percent of the class of securities check the following [X].

Dated: February 13, 2004

                                                              Page 8 of 13 pages

                                   SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated as of February 13, 2004.        SOFI-IV SMT HOLDINGS, L.L.C.

                                      By:     Starwood Opportunity Fund IV, L.P.
                                      Its:    Sole Member and Manager

                                      By:     SOFI IV Management, L.L.C.
                                      Its:    General Partner

                                      By:     Starwood Capital Group, L.L.C.
                                      Its:    General Manager

                                      By:     /s/ Jerome C. Silvey
                                              ----------------------------------
                                      Name:   Jerome C. Silvey
                                      Its:    Executive Vice President and Chief
                                              Financial Officer

                                                              Page 9 of 13 pages

                                   SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated as of February 13, 2004.        STARWOOD OPPORTUNITY FUND IV,  L.P.

                                      By:     SOFI IV Management, L.L.C.
                                      Its:    General Partner

                                      By:     Starwood Capital Group, L.L.C.
                                      Its:    General Manager

                                      By:     /s/ Jerome C. Silvey
                                              ----------------------------------
                                      Name:   Jerome C. Silvey
                                      Its:    Executive Vice President and Chief
                                              Financial Officer

                                                             Page 10 of 13 pages

                                   SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated as of February 13, 2004.        SOFI IV MANAGEMENT, L.L.C.

                                      By:     Starwood Capital Group, L.L.C.
                                      Its:    General Manager


                                      By:     /s/ Jerome C. Silvey
                                              ----------------------------------
                                      Name:   Jerome C. Silvey
                                      Its:    Executive Vice President and Chief
                                              Financial Officer

                                                             Page 11 of 13 pages

                                   SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated as of February 13, 2004.        STARWOOD CAPITAL GROUP, L.L.C.


                                      By:     /s/ Jerome C. Silvey
                                              ----------------------------------
                                      Name:   Jerome C. Silvey
                                      Its:    Executive Vice President and Chief
                                              Financial Officer

                                                             Page 12 of 13 pages

                                   SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated as of February 13, 2004.

                                      By:     /s/ Barry S. Sternlicht
                                              ----------------------------------
                                      Name:   Barry S. Sternlicht

                                                             Page 13 of 13 pages


                                 EXHIBIT INDEX

Exhibit No.              Description
-----------              -----------

1 Joint Filing Agreement, dated as of November 21, 2003, by and among the Reporting Persons (incorporated by reference to Exhibit No. 1 of the Schedule 13G)